Exhibit 10.1

PURCHASE AND SALE AGREEMENT

LIMONEIRA COMPANY,

a Delaware corporation

(“Seller”)

and

LIMONEIRA LEWIS COMMUNITY BUILDERS, LLC,

a Delaware limited liability company

(“Buyer”)

TABLE OF CONTENTS

R E C I T A L S	- 1 -
1. PURCHASE PRICE	- 1 -
2. ESCROW, CONVEYANCE, AND TITLE INSURANCE	- 1 -
3. PAYMENT OF PURCHASE PRICE	- 3 -
4. DUE DILIGENCE/RIGHT OF ENTRY	- 4 -
5. TITLE	- 5 -
6. ENTITLEMENTS	- 6 -
7. BUYER WORK PRODUCT	- 7 -
8. REMEDIES FOR DEFAULT	- 7 -
9. SELLER’S REPRESENTATIONS, COVENANTS, WARRANTIES, AND OBLIGATIONS	- 8 -
10. BUYER’S REPRESENTATIONS AND WARRANTIES	- 11 -
11. CONDITIONS PRECEDENT TO CLOSE OF ESCROW	- 11 -
12. ASSIGNMENT	- 12 -
13. NO WASTE	- 12 -
14. MAINTENANCE, REPAIRS, ALTERATIONS, AND IMPROVEMENTS	- 12 -
15. JOINT VENTURE	- 12 -
16. FAIR SHARE COSTS AND CFD PROCEEDS	- 13 -
17. TAX MATTERS	- 13 -
18. CONDEMNATION	- 13 -
19. CASUALTY LOSS	- 14 -
20. REAL ESTATE COMMISSION; LICENSEE STATUS	- 14 -
21. BINDING EFFECT	- 14 -
22. NOTICES	- 14 -
23. TIME	- 15 -
24. ATTORNEYS’ FEES	- 15 -
25. COMPUTATION OF PERIODS	- 15 -
26. INTERPRETATION	- 16 -
27. SURVIVABILITY	- 16 -
28. AUTHORITY OF PARTIES	- 16 -
29. MERGER	- 16 -
30. AMENDMENT	- 16 -
31. COUNTERPARTS/ELECTRONIC SIGNATURES	- 16 -
32. CHOICE OF LAW	- 16 -
33. NO THIRD PARTY BENEFICIARY	- 16 -
34. 1031 EXCHANGE	- 16 -

ii

PURCHASE AND SALE AGREEMENT

This PURCHASE AND SALE AGREEMENT (“Agreement”) is dated for reference purposes September 7, 2022 and is made by and between LIMONEIRA COMPANY, a Delaware corporation (“Seller”), and LIMONEIRA LEWIS COMMUNITY BUILDERS, LLC, a Delaware limited liability company (“Buyer”). Seller and Buyer are sometimes hereinafter referred to individually as a “Party” and collectively as the “Parties”. The Agreement shall be effective on that date that Seller and Buyer have fully executed this Agreement and delivered signed fully-executed counterparts to each Party (the “Effective Date”).

R E C I T A L S

A.	Seller owns fee title to that certain real property commonly described as Assessor’s Parcel Nos. 107-0-230-035, -045, -055 and -065 as generally identified on the map attached hereto as Exhibit A-1 and legally described on Exhibit A-2 attached hereto consisting of approximately 17.97 gross acres located in the City of Santa Paula (“City”), Ventura County (“County”), California (the “Land”).

B.	Seller desires to sell and Buyer desires to purchase the Land together with all of Seller’s rights, title and interest in and to any and all other easements, rights and all other real property interests appurtenant thereto, all governmental entitlements, permits, approvals, and development rights and privileges, all utility meters, fee credits and reimbursements, and all other personal property and intangible rights which benefit the Land (collectively the “Property”) pursuant to the terms and conditions contained herein.

C.	Buyer intends to seek approval of those Entitlements (defined in Section 6 below) from the City and other applicable governmental agencies to develop the Property for residential uses, including for-rent apartment units (the “Apartment Project”), subject to the terms hereof.

D.	At Buyer’s election in accordance with the terms of this Agreement, the Parties will form and capitalize a joint venture with respect to the Apartment Project (the “Joint Venture”), with Buyer and Seller (or their respective affiliates) as members. In such event, the Joint Venture and the development of the Apartment Project will be governed by the terms and conditions of the Joint Venture Agreement (as defined in Section 15 below).

NOW THEREFORE, in consideration of the mutual promises set forth in this Agreement, Seller agrees to sell, and Buyer agrees to purchase, the Property described herein on the following terms and conditions:

1.	PURCHASE PRICE: The total purchase price (“Purchase Price”) of the Property shall be FIFTEEN MILLION NINE HUNDRED FIFTY THOUSAND EIGHT HUNDRED EIGHTY-SIX AND 00/100 DOLLARS ($15,950,886.00).

2.	ESCROW, CONVEYANCE, AND TITLE INSURANCE: Upon mutual delivery by the Parties of a fully executed copy of this Agreement to Lawyers Title Company (“Escrow Holder”) Attn: Shirley Franks, Escrow Officer, 2751 Park View Court, Suite 241, Oxnard, CA 93036 phone: (805) 484-2701 ext. 7375, email: sfranks@ltic.com, the Parties shall be deemed to have opened escrow (the “Escrow”) with Escrow Holder.

A.	Escrow. The Parties shall open the Escrow within three (3) business days after the Effective Date. The date Escrow actually closes and the Deed (defined below in Section 2.F) is recorded in the official records of the County shall be referred to as the “Closing” or the “Close of Escrow.” Escrow Holder is hereby authorized and instructed to act in accordance with the provisions of this Agreement, which Agreement, if executed by the Parties, together with Escrow Holder’s standard general escrow instructions attached hereto as Addendum 1, shall constitute Escrow Holder’s Escrow instructions. As between the Parties, if there is a conflict between Escrow Holder’s general instructions and this Agreement, this Agreement will control.

B.	Closing Date. The Close of Escrow shall occur on October 20, 2022 (the “Closing Date”), unless extended by mutual agreement of the Parties.

C.	Prorations. All property taxes and assessments assessed against the Property shall be prorated between Seller and Buyer as of the Close of Escrow for the current fiscal year in which the Close of Escrow occurs using the most recent tax bill issued by the County Assessor. If available, Seller shall deposit the current tax bill with Escrow Holder at Close of Escrow. Seller shall pay any delinquent taxes and related penalties and any utility charges through the Close of Escrow. Seller shall not cause any adjustments to the tax status of the Property prior to the Closing.

D.	Title Policy. Seller shall purchase for Buyer at the Closing at Seller’s cost (the “Seller Title Policy Cost”) an ALTA owners standard coverage Policy of title insurance in the full amount of the Purchase Price issued by Lawyers Title Company (“Title Company”), which shall be subject only to those “Approved Exceptions” referred to in Section 5 below (the “Title Policy”). Buyer may elect to purchase, at its cost, an ALTA owner’s extended coverage policy and any endorsements to the Title Policy, and Buyer shall pay the additional costs of such extended coverage, the cost of an ALTA survey and the costs of the Buyer endorsements (the “Buyer Title Policy Costs”).

E.	Closing Costs. Seller shall pay the Seller Title Policy Cost, all documentary transfer taxes, all recording fees and one-half (1/2) of all Escrow Holder fees, which, together shall be referred to herein as the “Seller’s Closing Costs”. Buyer shall pay any Buyer Title Policy Costs together with the remaining one-half (1/2) of the Escrow Holder fees, which together shall be referred to herein as the “Buyer’s Closing Costs”.

F.	Deed/Bill of Sale. Title to the Land shall be conveyed by grant deed (the “Deed”) in the form attached hereto as Exhibit C and title to the remainder of the Property shall be conveyed by bill of sale (the “Bill of Sale”) in the form attached hereto as Exhibit D.

G.	Documents to Be Deposited Into Escrow by Seller. On or before 10:00 a.m. (local time) on the Closing Date, Seller shall deposit (or cause to be deposited) into Escrow for recordation and/or delivery to Buyer upon the Close thereof:

(1)	The executed and acknowledged Deed in proper form for recording conveying the Property to Buyer (or Buyer’s assignee pursuant to Section 12 below);

(2)	The executed Bill of Sale, FIRPTA Certificate in the form of Exhibit E attached hereto and Cal Form 593 in the form of Exhibit F attached hereto; and

(3)	All other funds, instruments and documents required by Escrow Holder to remove any Monetary Encumbrances or any New Encumbrances from the Property and to Close the Escrow in accordance with the terms of this Agreement.

H.	Documents and Sums to Be Deposited Into Escrow by Buyer. On or before 10:00 a.m. (local time) on the Closing Date, Buyer shall deposit into Escrow for delivery to Seller upon the Close thereof:

(1)	A wire transfer in the amount of Buyer’s Closing Costs required under Section 2.E and the Closing Payment required under Section 3.D hereof; and

(2)	All other funds, instruments and documents required by Escrow Holder to close the Escrow in accordance with the terms of this Agreement.

I.	Duties of Title Company. At Close of Escrow, Title Company shall (i) cause the Deed to be recorded in the Office of the County Recorder, (ii) deliver to Seller the cash proceeds of the purchase and sale (less the Seller’s Closing Costs), (iii) deliver to Buyer the Title Policy, the original Bill of Sale, FIRPTA Certificate and Cal Form 593; and (iv) forward to Buyer and Seller an accounting of all funds received and disbursed and copies of all executed and recorded or filed documents deposited into Escrow, with such recording and filing date endorsed thereon.

J.	Escrow Holder Authorized to Complete. If necessary, Escrow Holder is hereby authorized to insert the date of Close of Escrow as the execution date of the Deed, and is further authorized to insert the date of Close of Escrow and to fill in blank spaces in any and all documents and instructions delivered to it so long as it is done in conformance with this Agreement.

3.	PAYMENT OF PURCHASE PRICE: The Purchase Price of the Property is to be paid by Buyer to Escrow Holder for Seller as follows:

A.	Deposit.

(1)	Within three (3) business days following the Effective Date, Buyer shall deposit the sum of FIVE THOUSAND and 00/100 DOLLARS ($5,000.00) as earnest money (the “Initial Deposit”) with Escrow Holder by wire transfer or cashier’s check.

(2)	If Buyer delivers the Notice of Feasibility Approval (as defined below), then within two (2) business days thereafter Buyer shall deposit the sum of FIVE THOUSAND and 00/100 DOLLARS ($5,000.00) as additional earnest money (the “Additional Deposit”) with Escrow Holder by wire transfer or cashier’s check. The Initial Deposit and the Additional Deposit are referred to collectively herein as the “Deposit”. The Deposit shall be applicable to the Purchase Price at the Closing.

B.	Disposition of Deposit. Escrow Holder shall invest the Deposit in a federally insured interest bearing account with all such interest that is earned in that account to be included and treated as part of the Deposit. This Agreement and the Escrow shall automatically terminate if Buyer fails to deliver its Notice of Feasibility Approval to Seller and Escrow Holder prior to the expiration of the Feasibility Period as set forth in Section 4 below, whereupon the Initial Deposit shall be returned immediately to Buyer by Escrow Holder without the need for further instructions from Seller or Buyer and neither Party shall have any further rights or obligations under this Agreement. Except in the event of a Seller Default, or as otherwise expressly provided for in this Agreement, the Deposit shall be nonrefundable to Buyer following Buyer’s delivery of its Notice of Feasibility Approval. If Buyer delivers its Notice of Feasibility Approval and the Additional Deposit, then the Deposit shall be released to Seller by Escrow Holder the next business day after Buyer’s delivery of the Additional Deposit without further instructions from the Parties concurrent with the recording by Escrow Holder of a Memorandum evidencing the existence of this Agreement, in the form of Exhibit G attached hereto (the “Memorandum”), to be executed by the Parties and deposited with Escrow Holder at the opening of Escrow. Buyer shall also execute and deliver to Escrow Holder, with its counterpart of the Memorandum, the Quitclaim Deed in the form of Exhibit H attached hereto (the “Quitclaim”). The Quitclaim shall be held by Escrow Holder and recorded in the event of the termination of this Agreement for reasons other than the Default of Seller. As used herein the term Deposit includes all interest earned thereon while on deposit with Escrow Holder.

C.	Independent Consideration. Along with the Initial Deposit, Buyer shall deposit into Escrow the amount of ONE HUNDRED and 00/100 DOLLARS ($100.00) (the “Independent Consideration”) as independent consideration for the rights extended to Buyer by Seller under this Agreement, including, without limitation, the right to conduct due diligence under Section 4 and to terminate the Agreement as provided therein. The Independent Consideration shall be released to Seller immediately following Buyer’s deposit of such funds into Escrow. In all instances under this Agreement in which Buyer elects to terminate or is deemed to have terminated the Agreement and all or any portion of the Deposit is returned to Buyer, Seller shall retain the Independent Consideration. The Independent Consideration shall not be applicable towards the Purchase Price or treated as consideration given by Buyer for any purpose other than stated in this Section 3.C.

D.	Closing Payment. Provided this Agreement has not been previously terminated by Buyer, Buyer shall deposit with Escrow Holder on the Closing Date in accordance with Section 2.H(1), a sum equal to the Purchase Price, less the Deposit and any interest earned on the Deposit, plus Buyer’s Closing Costs (the “Closing Payment”).

4.	DUE DILIGENCE/RIGHT OF ENTRY: Close of Escrow shall be subject to Buyer’s approval, in its sole discretion, of the feasibility of the Apartment Project, including, without limitation, the feasibility of the Property for the Apartment Project and the feasibility of obtaining the Entitlements. Buyer shall have from the Effective Date until October 6, 2022 (the “Feasibility Period”) to determine such feasibility of the Apartment Project. Prior to 5:00 p.m. (local time) on the last day of the Feasibility Period (the “Feasibility Deadline”), Buyer shall either approve or disapprove of such feasibility. Buyer’s failure to deliver to Seller written notice approving feasibility (the “Notice of Feasibility Approval”) on or before the Feasibility Deadline shall constitute Buyer’s disapproval, whereupon this Agreement and the Escrow shall automatically terminate, and Escrow Holder shall immediately return the Initial Deposit to Buyer, all without further instructions from Seller or Buyer, and neither Buyer nor Seller shall have any further rights or obligations under this Agreement except for Buyer’s obligation to deliver to Seller the Buyer Work Product in accordance with Section 7 below.

In connection with Buyer’s determination of the feasibility of the Property, Buyer may, at its sole cost and expense, consider any matters and conduct any investigations of the Property that it desires. In furtherance thereof, Buyer, its agents, its employees, and its consultants (collectively with Buyer, the “Buyer Parties”) may enter the Property during the term of this Agreement to perform any inspections and investigations desired by Buyer, including without limitation, engineering, surveys, soils, environmental, biological, and other similar studies, subsurface investigations, and any other tests or studies deemed necessary by Buyer related to the acquisition and development of the Property for the Apartment Project. After the completion of such inspections and investigations, Buyer shall restore the Land to substantially the same condition as existed prior to Buyer’s inspections and investigations. Buyer shall keep the Property free and clear of all mechanics’ or materialman’s liens arising from or related to Buyer Parties’ entry onto the Property, and shall take all necessary actions, at Buyer’s sole cost and expense, to remove any such liens that encumber the Property. Buyer (as part of the blanket insurance coverage provided to the “Lewis” Group of Companies) shall maintain a commercial general liability insurance policy with respect to Buyer’s activities on or about the Property with liability limits of at least one million dollars ($1,000,000.00) per occurrence and two million dollars ($2,000,000.00) in aggregate and shall cause Seller to be named as an additional insured by way of endorsement thereto. Buyer agrees to indemnify, defend, protect and hold harmless Seller from and against all losses, liabilities, claims, demands, costs, damages (including liens, fines, or penalties), obligations, causes of action, or expenses (collectively, “Claims”) resulting from any injury or damage to any real or personal property or any injury to any persons that occurs on the Land to the extent caused by Buyer’s activities on the Land before the Close of Escrow, including any mechanic’s lien claims, but excluding Claims arising from (i) the negligence or willful misconduct of Seller or any of Seller’s agents, employees, consultants or contractors, or (ii) the mere discovery by the Buyer Parties of Hazardous Materials or of any other negative physical conditions present on, under or within the Land.

5.	TITLE: Prior to the Effective Date, Buyer obtained from Title Company for Buyer’s review a Preliminary Report dated as of August 15, 2022 for the Property (Order No. 422240163) together with copies of all documents identified as exceptions and all easements plotted (together the “Title Report”). Seller shall complete Title Company’s standard form Owner’s Affidavit and Statement of Information (the “Owner Affidavit”) and deliver that Owner Affidavit to Escrow Holder and Buyer both (i) within (7) days after the Effective Date and (ii) within seven (7) days prior to the Closing Date, and Seller shall also provide to the Title Company prior to the Closing Date such other documents as may be required by the Title Company (including any other affidavit and/or indemnity) to issue an ALTA owner’s extended coverage policy. Buyer shall then notify Seller in writing (the “Title Objection Letter”) within seven (7) days prior to the Feasibility Deadline of those exceptions to title in the Title Report which are acceptable (the “Approved Exceptions”) and those exceptions to title which are unacceptable (the “Disapproved Exceptions”). Any exceptions which Buyer does not approve in writing shall be deemed to be Disapproved Exceptions. In the event that Buyer elects to cause the Parties (or their respective affiliates) to form the Joint Venture with respect to the Apartment Project and execute and deliver the Joint Venture Agreement pursuant to Section 15 below, then Seller shall also deliver such additional items as are required for the Title Company to issue a title policy to the Joint Venture with respect to the Apartment Project in form and substance acceptable to Buyer, including, without limitation, a non-imputation endorsement.

Within five (5) days following Buyer’s delivery of the Title Objection Letter, Seller shall notify Buyer in writing of what corrective action, if any, Seller shall take with respect to the Disapproved Exceptions (“Seller’s Title Response”). Upon receipt of Seller’s Title Response, Buyer shall, in Buyer’s sole discretion, choose any of the following prior to expiration of the Feasibility Period: (i) proceed with the purchase of the Property, or (ii) terminate this Agreement and the Escrow by written notice delivered to Seller and Escrow Holder. If Seller does not deliver the Seller’s Title Response within such 5-day period, Seller will be deemed to have elected not to take any corrective action.

If Buyer fails to approve feasibility under Section 4 by the Feasibility Deadline, Buyer shall be deemed to have elected option (ii) above, whereupon the Initial Deposit shall be returned immediately to Buyer, this Agreement and the Escrow shall automatically terminate, and neither Party shall have any further rights, obligations or liabilities under the Agreement. If Buyer elects option (i), Buyer’s obligation to Close Escrow and Notice of Feasibility Approval is contingent upon Seller taking the corrective action, if any, set forth in the Seller’s Title Response, to Buyer’s satisfaction and Seller’s failure to complete any such corrective action shall be a Seller Default under this Agreement. Notwithstanding the Title Objection Letter or Seller’s Title Response, any liens, judgments, trust deeds, delinquent taxes, or other monetary encumbrances (the “Monetary Encumbrances”) shall be paid by Seller at or before Close of Escrow. In addition, any “New Encumbrance” (defined in Section 9.C(8) below), shall be removed by Seller at Seller’s cost at or before Close of Escrow. Any changes in the information contained in the Owner’s Affidavit completed by Seller prior to the Closing which affect title shall be treated as a New Encumbrance.

Seller’s failure to pay and remove all Monetary Encumbrances shall constitute a Seller Default under this Agreement and Seller’s failure to cause Title Company to remove any New Encumbrances which (i) were caused or permitted by Seller, and (ii) will interfere in a material manner with Buyer’s intended use and development of the Property, shall also constitute a Seller Default under this Agreement.

6.	ENTITLEMENTS: Buyer intends to seek approval from the City and any other applicable governmental agencies of a tentative tract or parcel map, a site plan, an amendment to the First Amended and Restated Development Agreement between Seller and the City, dated February 26, 2015 (as partially assigned to Buyer and as amended) allowing for the development of a minimum of 1,950 total residential units, a Letter of Map Revision from the Federal Emergency Management Agency removing the Land from the Zone A99 designation on the Flood Insurance Rate Map, and/or any other entitlements, certifications, permits or other governmental agency approvals as Buyer deems necessary for the development of the Apartment Project (collectively, the “Entitlements”). Seller agrees to execute and/or record all instruments required by the City or other applicable governmental agency for Buyer to file and seek Final Approval (as defined below) of the Entitlements, including that certain “Appointment of Agent” form attached hereto as Exhibit I. That Appointment of Agent form shall be signed by Seller and delivered to Buyer upon opening of Escrow and shall be effective only upon Buyer’s delivery of the Notice of Feasibility Approval and the release of the Deposit to Seller. Seller shall otherwise reasonably cooperate with Buyer’s efforts to seek Final Approval of the Entitlements. “Final Approval” means the last action by the City or other applicable agencies required for the Entitlements to be binding and enforceable, and the expiration of all applicable administrative, judicial and electoral appeal periods to challenge the approval of the Entitlements, without any legal action filed to challenge any of the Entitlements. In the event one or more appeals or challenges to the Entitlements is filed, Final Approval shall not be deemed to have occurred unless and until all such appeal(s) and/or challenge(s) are withdrawn or resolved in a manner acceptable to Buyer in its sole and absolute discretion.

7.	BUYER WORK PRODUCT: If Buyer does not purchase the Property for any reason, other than a Seller Default, after Seller’s written request, Buyer shall provide Seller with copies of any third party reports or studies prepared for Buyer under Section 4 which concern the physical condition of the Land (the “Buyer Work Product”). Seller acknowledges and agrees that the Buyer Work Product will be delivered to Seller in its “AS IS” condition, and Buyer makes no representation or warranty, express or implied, respecting Buyer Work Product or the accuracy or completeness thereof. The Buyer Work Product shall not include any plans or any documents which are confidential, legally privileged, or proprietary to Buyer.

8.	REMEDIES FOR DEFAULT:

A.	BUYER’S DEFAULT/LIQUIDATED DAMAGES: BUYER RECOGNIZES THAT THE PROPERTY WILL BE REMOVED FROM THE MARKET DURING THE EXISTENCE OF THIS AGREEMENT. BOTH PARTIES AGREE THAT IF BUYER MATERIALLY BREACHES ITS OBLIGATIONS UNDER THIS AGREEMENT AND FAILS TO CURE THAT BREACH UNDER SECTION 8.C BELOW AND SUCH BREACH RESULTS IN BUYER’S FAILURE TO CLOSE ESCROW, SELLER SHOULD BE ENTITLED TO COMPENSATION FOR THE DETRIMENT DESCRIBED ABOVE, BUT THAT IT IS EXTREMELY DIFFICULT AND IMPRACTICAL TO ASCERTAIN THE EXTENT OF SELLER’S ACTUAL DAMAGES WHICH WOULD BE BASED ON OPINIONS OF VALUE WHICH COULD VARY SIGNIFICANTLY. IN PLACING THEIR INITIALS AT THE PLACES PROVIDED BELOW, THE PARTIES AGREE THAT IN THE EVENT OF SUCH DEFAULT, SELLER SHALL RETAIN THE DEPOSIT PREVIOUSLY RELEASED TO SELLER AS ITS SOLE AND ONLY REMEDY AT LAW OR IN EQUITY, AND AS LIQUIDATED DAMAGES (“LIQUIDATED DAMAGES”) FOR SUCH DETRIMENT. SELLER HEREBY EXPRESSLY WAIVES ANY RIGHTS IT MAY HAVE PURSUANT TO CALIFORNIA LAW OR OTHERWISE TO COMPEL BUYER TO PURCHASE THE PROPERTY BY SPECIFIC PERFORMANCE AND WAIVES ANY AND ALL RIGHTS TO RECOVER ANY ACTUAL, CONSEQUENTIAL, SPECIFIC, EXEMPLARY, PUNITIVE OR OTHER DAMAGES FROM BUYER BY REASON OF BUYER’S DEFAULT EXCEPT FOR THE LIQUIDATED DAMAGES.

Buyer’s Initials	Seller’s Initials

B.	Seller’s Default. In the event Seller materially breaches its obligations under this Agreement, and fails to cure that breach under Section 8.C below, then Buyer may either (i) terminate the Agreement whereupon Seller shall immediately return the Deposit and reimburse Buyer for all out-of-pocket costs incurred by Buyer in connection with the Apartment Project to a maximum of $250,000, or (ii) pursue an action for specific performance of Seller’s obligations, including its obligation to convey the Property to Buyer.

C.	Default Cure. In the event Seller or Buyer breaches an obligation of such Party under this Agreement (“Default”), such Party shall have five (5) business days after written notice from the other Party to cure that breach and if such breach is not cured then the breaching Party shall continue to be in Default under this Agreement and the remedies set forth in Sections 8.A and 8.B, as applicable, shall apply. The Closing Date shall extend until the expiration of that cure period, if necessary, to accommodate the entire cure period.

9.	SELLER’S REPRESENTATIONS, COVENANTS, WARRANTIES, AND OBLIGATIONS:

A.	Property Documents. Seller shall, within three (3) business days after the Effective Date, provide Buyer with true, correct, and complete copies of all entitlements, permits and governmental approvals, and/or applications, all engineering plans and studies, surveys, soils, environmental, and biological reports, and all other documents concerning the physical condition of the Land, the prior or current use of the Land, or any past or proposed development of the Land, if any, in the possession or control of Seller (collectively the “Property Documents”).

B.	Permitted Use of Property. Until the Close of Escrow, Seller shall not use the Property for any purpose other than its current use, shall use the Property in accordance with all applicable laws, shall not permit or cause any material deterioration in the physical condition of the Property, and shall not release nor cause or permit any other party to release, any “Hazardous Materials” on the Property. As used in this Agreement, the term “Hazardous Materials” means hazardous substances, hazardous waste, hazardous materials, toxic substances, contamination, pollution and words of similar import which are located in, on, under or about the property (including improvements) which is the subject of this Agreement, giving those terms the broadest meaning as accorded by statutes, regulations and/or court decisions in the federal or State jurisdictions in which the Property is located. Such statutes, regulations and/or court decisions are referred to in this Agreement as “Hazardous Materials Laws.”

C.	Seller Representations and Warranties. Seller represents, covenants, and warrants as follows and all of these representations and warranties shall be true and correct as of the Effective Date, shall be true and correct at Close of Escrow, and shall survive the Close of Escrow:

(1)	Seller is not a “foreign person” as defined in Section 1445 of the Internal Revenue Code.

(2)	Seller is a corporation, duly formed, validly existing and in good standing under the laws of the State of Delaware and is the vested fee owner of the Property. Seller has duly authorized, executed, and delivered this Agreement, all consents required under Seller’s organizational documents or bylaws have been obtained, the persons signing this Agreement on Seller’s behalf are authorized and empowered to do so, this Agreement is binding upon Seller, and all documents that are to be executed by Seller and delivered hereunder have been, or on the Closing Date will be, duly executed, authorized by, delivered by, and binding upon Seller and will constitute legal, valid and binding obligations of Seller.

(3)	Seller has not received any written notice of any actions, suits or arbitrations pending or, to Seller’s knowledge, threatened, against Seller with respect to the Property before any court, governmental authority or otherwise.

(4)	There are no parties in possession of any portion of the Property as lessees, tenants at sufferance, or trespassers, and, no party has been granted or will during the term of this Agreement be granted by Seller any license, lease, or other right relating to use or possession of the Property that will continue after the Close of Escrow.

(5)	No consent, approval or authorization of any governmental authority or private party is required in connection with the execution, delivery and performance of this Agreement by Seller except as disclosed herein.

(6)	Seller has not received any written notice of, and to Seller’s knowledge, there is no violations of any ordinance, regulation, law, or statute of any governmental authority or agency pertaining to the Property.

(7)	To Seller’s knowledge, there are no threatened or pending annexation, condemnation, or other proceedings or litigation against or affecting any part of the Property.

(8)	Seller shall, during the term of this Agreement, not cause or permit title to the Property to become further encumbered or clouded after the Effective Date (a “New Encumbrance”). If Seller receives notice of a New Encumbrance it shall promptly inform Buyer and provide Buyer with a copy of that notice and New Encumbrance and Seller shall remove that New Encumbrance prior to the Close of Escrow.

(9)	Seller’s prior use of the Land involved the use of various agricultural pesticides and herbicides that may be considered hazardous or toxic substances under applicable laws and the use of petroleum products such as diesel oil stored in underground tanks and pipes used in the operation of smudge pots. Seller has received from the California Department of Toxic Substances Control a “no further action” letter allowing construction of residential structures on the Land without remediation of contaminated soils. Except as set forth above and except as otherwise set forth in the Property Documents delivered to Buyer, Seller represents and warrants that, during the period that Seller has owned the Property, Seller did not use or release, or permit the use or release, of any Hazardous Materials on the Property, nor receive notice, and has no knowledge, of any actual or alleged violation of Hazardous Materials Laws on the Property, nor does or did the Property contain any underground storage tanks (“USTs”). Except as otherwise set forth in the Property Documents delivered to Buyer, Seller further represents and warrants to Seller’s knowledge that: (i) there are no Hazardous Materials on, under or about the Property; (ii) that no Hazardous Materials were, at any time prior to the date Seller acquired title to the Property, generated, stored, released, or disposed of upon or in the Property in violation of any Hazardous Materials Laws; and (iii) prior to the date Seller acquired title to the Property, the Property did not contain any UST’s. Seller agrees Buyer and/or its agents may, without liability to Seller, make all disclosures and file all reports to the extent required by law with respect to Buyer’s discovery of any Hazardous Materials on the Property prior to the Close of Escrow.

(10)	Seller represents and warrants that neither the entering into this Agreement nor the consummation of this sale constitutes a violation or breach by Seller of any contract or other instrument to which it is a party, or to which it is subject, or by which any of its assets or properties may be affected, or a violation of any judgment, order, writ, injunction or decree issued against or imposed upon it, or, to the best of Seller’s knowledge, will result in a violation of any applicable law, order, rule or regulation of any governmental authority.

(11)	Seller represents and warrants that all contracts or agreements between Seller and any third parties concerning any work or improvement to or for the Property shall be terminated by Seller prior to the Closing and have or shall be paid in full prior to the Closing and there are no actual, threatened or pending mechanic’s lien claims against Seller or the Property except as set forth in the Title Report. Seller shall not after the Effective Date enter into any such contracts or agreements without Buyer’s prior written approval which approval shall be in Buyer’s sole and absolute discretion.

(12)	Except as set forth in the Title Report, Seller has not made any commitment or representation to any government authority, any adjoining or surrounding property owner, or any other person or entity which would be binding on Buyer or would interfere with Buyer’s ability to develop and improve the Land for the Apartment Project, and Seller will not make any such commitment or representation which would affect the Land or any portion thereof prior to the Close of Escrow without Buyer’s prior written consent.

(13)	From the date of this Agreement until the Close of Escrow, Seller shall operate and manage the Property in the ordinary course and consistent with Seller's current practices and all applicable laws.

The term “Seller’s knowledge” as used in this Section shall mean the actual knowledge of the individual person or persons signing this Agreement on behalf of Seller, and Seller represents and warrants to Buyer that such person or persons is/are the most knowledgeable within Seller’s organization concerning the Property and the matters that are the subject of the representations, disclosures and other statements qualified by reference to Seller’s knowledge.

10.	BUYER’S REPRESENTATIONS AND WARRANTIES: Buyer makes the following representations and warranties, which shall be true and correct at the Effective Date and as of Close of Escrow:

A.	Buyer is a limited liability company, duly formed, validly existing and in good standing under the laws of the State of Delaware, authorized to conduct business in the State of California.

11.	CONDITIONS PRECEDENT TO CLOSE OF ESCROW:

A.	Seller’s Conditions Precedent. The following shall constitute conditions precedent to the Close of Escrow for the Property for the benefit of Seller, which conditions may be waived in writing by Seller in Seller’s sole and absolute discretion:

(1)	Buyer shall have deposited into Escrow the signed documents and funds required to be deposited by Buyer under this Agreement.

(2)	All representations and warranties of Buyer in Section 10 shall be true and correct as of the Close of Escrow.

In the event the foregoing conditions precedent are not satisfied by the Closing Date, and the Feasibility Period has expired, then Seller may either (i) waive such conditions and proceed to Close of Escrow or (ii) terminate the Escrow and this Agreement by written notice to Buyer and Escrow Holder, whereupon, provided Seller is not in Default, the Deposit previously released to Seller shall be retained by Seller as its liquidated damages, and neither Party shall have any further rights or obligations under this Agreement.

B.	Buyer’s Conditions Precedent. The following shall constitute conditions precedent to the Close of Escrow for the Property for the benefit of Buyer, which conditions may be waived in writing by Buyer in Buyer’s sole and absolute discretion:

(1)	Seller shall have delivered to Title Company all required authorizations, Owner Affidavit(s), and other documentation for this sale required by the Title Company to issue the Title Policy subject only to the Approved Exceptions as set forth in Section 2.D above and without any Monetary Encumbrances or New Encumbrances.

(2)	All representations and warranties of Seller set forth in Section 9.C shall be true and correct as of the Close of Escrow.

(3)	Seller shall have good and marketable title to the Property in fee and be able to convey the same to Buyer in the condition required under this Agreement.

(4)	There shall be no actual, pending or threatened City moratorium or similar City or governmental agency action that will delay or prevent the development of the Apartment Project.

(5)	Seller shall have deposited into Escrow the signed documents and funds required to be deposited by Seller under this Agreement.

In the event any of the foregoing conditions precedent are not satisfied by the Closing Date for any reason other than a Buyer Default, Buyer may elect any of the following: (i) terminate Escrow and this Agreement by giving a written notice of termination to Seller and Escrow Holder whereupon the Deposit shall be immediately returned to Buyer; or (ii) waive any such conditions and close Escrow; provided however, if such failure was due to a Seller Default, then, Buyer shall be entitled to exercise all remedies set forth in Section 8.B above.

12.	ASSIGNMENT: Buyer shall have the right to assign this Agreement and its rights hereunder, without Seller’s consent, to any entity in which Buyer, or any of Buyer’s constituent members, individually or collectively, directly or indirectly, own a majority interest. Buyer shall provide Seller with prior written notice of such an assignment and deliver a copy of the assignment instrument to Seller. For any other assignments, Seller’s written consent shall be required, but such consent shall not be unreasonably withheld.

13.	NO WASTE: During the term of this Agreement, Seller shall not, without the written consent of Buyer (i) commit waste upon the Property including, but not limited to, environmental degradation, or (ii) make, authorize, or consent to any material, permanent changes, alterations or additions to the Property. Seller shall during the term of this Agreement operate and manage the Property in accordance with the normal and ordinary industry standards and in compliance with all applicable federal, state and local laws, ordinances, and requirements (collectively, the “Laws”).

14.	MAINTENANCE, REPAIRS, ALTERATIONS, AND IMPROVEMENTS:

A.	Seller shall keep the Property free and clear of any trash and debris until the Close of Escrow, and if any such trash or debris exists at the Close of Escrow then the Purchase Price shall be reduced by the reasonable cost for Buyer to remove all such trash and debris after the Close of Escrow.

B.	Intentionally deleted.

15.	JOINT VENTURE: The Joint Venture and the development of the Apartment Project will be governed by the terms and conditions of a Limited Liability Company Agreement in a form to be prepared by Buyer and agreed upon by Seller and Buyer in their reasonable discretion on or before the expiration of the Feasibility Period (the “Joint Venture Agreement”). If the Parties are unable, despite their good faith efforts, to agree upon the form of the Joint Venture Agreement on or before the expiration of the Feasibility Period, then Buyer shall have the right to terminate this Agreement by delivering written notice to Seller and to Escrow Holder. If this Agreement is terminated pursuant to this Section 15, the Initial Deposit shall be returned to Buyer without further instructions from the Parties, and neither of the Parties shall have any further rights or obligations to the other hereunder, except for those obligations that expressly survive the termination of this Agreement. In the event that that Parties agree upon the form of the Joint Venture Agreement prior to the expiration of the Feasibility Period and Buyer delivers the Notice of Feasibility Approval to Seller, Buyer shall have the right, at any time prior to or after the Closing, to cause the Parties (or their respective affiliates) to form the Joint Venture with respect to the Apartment Project by delivering written notice to Seller, whereupon the Parties (or their respective affiliates) shall form the Joint Venture and execute and deliver the Joint Venture Agreement to each other outside of Escrow. In such event, the Parties shall mutually cooperate with each other with respect to the development of the Apartment Project by the Joint Venture, including without limitation signing such additional documents, assignments and other instruments as may be required to assign the applicable Entitlements and consultant contracts and to contribute the applicable portion of the Property to the Joint Venture, all in accordance with the terms and conditions of the Joint Venture Agreement and otherwise on terms acceptable to the Parties in their reasonable discretion. For the avoidance of doubt, Buyer shall have the right to determine, in Buyer’s sole discretion (with a majority vote of its members), whether or not to deliver a Notice of Feasibility Approval and an additional vote by a majority of its members to proceed to the Closing in accordance with the terms of this Agreement. The terms of this Section shall survive the Closing.

16.	FAIR SHARE COSTS AND CFD PROCEEDS: The Parties acknowledge and agree that (i) Seller is responsible for $3,164,280 in shared infrastructure costs in accordance with the terms of that certain Retained Property Development Agreement dated November 10, 2015 by and between Seller and Buyer, as amended (“Seller Fair Share Costs”), and (ii) Seller is entitled to $3,550,000 in proceeds from the CFD No. 1 bond sale (“Seller CFD Proceeds”). Within thirty (30) days after Buyer’s receipt of the CFD No. 1 proceeds issued with respect to the Property, Buyer shall deduct the Seller Fair Share Costs from the Seller CFD Proceeds (“Seller Net CFD Proceeds”) and pay Seller the Seller Net CFD Proceeds outside of Escrow. The terms of this Section shall survive the Closing or earlier termination of this Agreement.

17.	TAX MATTERS: Buyer and Seller agree to reasonably cooperate with each other in a mutual effort to mitigate the tax impacts of the subject transaction for Buyer and Seller, including preserving the current property tax basis at the time the Property is conveyed to Buyer and limiting the amount of documentary transfer taxes, but only to the extent permitted under applicable law.

18.	CONDEMNATION: If at or prior to Close of Escrow, all or any portion of the Property shall be condemned or taken pursuant to any governmental power of eminent domain, Buyer shall have the right to choose any of the following, in Buyer’s sole and absolute discretion: (i) terminate this Agreement whereupon all of the Deposit shall be returned immediately to Buyer by Seller; or (ii) elect to proceed to Closing with an assignment from Seller of all the compensation paid or to be paid in connection with such condemnation by the applicable government agency; or (iii) elect to proceed to Closing with a reduction in the Purchase Price in the amount of the square footage being condemned or taken pursuant to any governmental power of eminent domain multiplied times the price per square foot of the Property. This Section shall not apply to land dedications required legally by any public agencies as a condition to Buyer’s development of the Property.

19.	CASUALTY LOSS: If prior to the Close of Escrow the Property is materially injured or damaged as a result of flooding, earthquake, war, soils subsidence or erosion, and/or the deposit or release of Hazardous Materials thereon or thereunder (collectively, “Property Damage”), then Buyer may elect to either (i) terminate this Agreement whereupon the Deposit shall be returned immediately to Buyer by Seller, or (ii) proceed to Closing with a reduction in the Purchase Price equal to the estimated cost of remediating the Property Damage based upon bids received by contractors licensed to handle such Property Damage remediation. In the event of any such injury or damage caused or permitted knowingly by Seller, Buyer shall have all remedies available at law or in equity.

20.	REAL ESTATE COMMISSION; LICENSEE STATUS: Buyer and Buyer’s affiliate, Lewis Management Corp. (“LMC”), is/are licensed by the California Department of Real Estate (“DRE”), and certain of its employees represent Buyer in this transaction. LMC and such employees claim no commission or finder’s fee in connection with this transaction. Except as provided herein, Buyer and Seller both represent to each other that they did not use the services of any other real estate broker or person that may claim a commission or finder’s fee with respect to this transaction. Each Party agrees to indemnify, defend, and hold the other harmless from any liability arising out of actions of the indemnifying Party that may be made against the other by any person, firm, or corporation for the payment of a commission or finder’s fee in connection with this transaction.

21.	BINDING EFFECT: This Agreement shall bind and inure to the benefit of the respective heirs, representatives, successors, and assigns of the Buyer and Seller.

22.	NOTICES: No notice, request, demand, instruction, or other document to be given hereunder to any Party shall be effective for any purpose unless personally delivered, delivered by commercial overnight delivery service, or sent by certified or registered mail, return receipt requested, to the appropriate address set forth below, or transmitted by email as set forth below. For all purposes herein, notices shall be provided as follows:

If to Buyer, to:

Limoneira Lewis Community Builders, LLC

c/o Lewis Management Corp.

Attention: John Scull

1156 North Mountain Avenue

Upland, CA 91786

P. O. Box 670

Upland, CA 91785-0670

Telephone: (909) 946-7541

Email: John.Scull@lewismc.com

With a copy, to:	Lewis Management Corp. Attention: W. Bradford Francke, Esq. 1156 North Mountain Avenue Upland, CA 91786 P. O. Box 670 Upland, CA 91785-0670 Telephone: (909) 946-7538 Email: brad.francke@lewismc.com and:

Jackson Tidus

Attention: Sonia A. Lister, Esq.

and Christopher J. Green, Esq.

2030 Main Street, Suite 1200

Irvine, CA 92614

Telephone: (949) 851-7408; (949) 851-7654

Email: slister@jacksontidus.law; cgreen@jacksontidus.law

If to Seller, to:	The Limoneira Company Attention: Mark Palamountain 1141 Cummings Road Santa Paula, CA 93060 Telephone: (805) 525-5541 Email: Mpalamountain@limoneira.com
With copy to:	Larry Stickney, Esq. 4429 Clybourn Ave Toluca Lake, CA 91602 Telephone: (818) 800-9614 Email: Stickney.larry1@gmail.com
If to Escrow, to:	Lawyers Title Company Attention: Shirley Franks 2751 Park View Court, Suite 241 Oxnard, CA 93036 Telephone: (805) 484-2701 ext. 7375 Email: sfranks@ltic.com

Notices shall be deemed given (i) upon actual receipt if hand delivered or mailed, (ii) the next business day if delivered by overnight delivery, or (iii) the same business day transmitted if sent by email during business hours (otherwise the next business day). The mailing addresses and email addresses for the purposes of this Section may be changed by giving written notice of such change in the manner herein provided for giving notice.

23.	TIME: Time is of the essence for each provision of this Agreement of which time is a factor.

24.	ATTORNEYS’ FEES: In the event that any dispute between Seller and Buyer should result in litigation, the prevailing Party in that dispute shall be entitled to recover from the other Party all actual fees, costs and expenses of enforcing any right of the prevailing Party, including, without limitation, actual attorneys’ fees and expenses, and the other costs of such litigation. In addition to the foregoing award of attorney’s fees and costs, the prevailing party shall be entitled to its attorney’s fees and costs incurred in any post-judgment proceedings to collect or enforce any judgment. This provision is separate and shall survive the merger of this provision into any judgment on this Agreement.

25.	COMPUTATION OF PERIODS: All periods of time referred to in this Agreement shall include all Saturdays, Sundays, and state or national holidays, unless the period of time specifies business days, provided that if the date to perform any act or give any notice with respect to this Agreement shall fall on a Saturday, Sunday, or state or national holiday, such act or notice may be timely performed or given on the next succeeding day which is not a Saturday, Sunday, or state or national holiday.

26.	INTERPRETATION: The Parties hereto acknowledge and agree that each has been given the opportunity to review this Agreement with legal counsel independently, and/or has the requisite experience and sophistication to understand, interpret, and agree to the particular language of the provisions hereof. The Parties have equal bargaining power, and intend the plain meaning of the provisions herein; there are no secret or code words. In the event of an ambiguity in or dispute regarding the interpretation of same, the interpretation of this Agreement shall not be resolved by any rule of interpretation providing for interpretation against the Party who causes the uncertainty to exist or against the draftsman.

27.	SURVIVABILITY: All covenants of Buyer or Seller which are intended hereunder to be performed in whole or in part after Close of Escrow and all representations and warranties (to the extent set forth above), and indemnities by either Party to the other, shall survive Close of Escrow and delivery of the deed, and be binding upon and inure to the benefit of the respective Parties.

28.	AUTHORITY OF PARTIES: Any individual signing this Agreement on behalf of a corporation, partnership or other business entity represents that he or she is authorized by such entity and has the power to enter into this Agreement, and by such person’s act such corporation, partnership or other business entity is bound hereto. Any individual signing this Agreement in the capacity of a trustee or co-trustee represents that he or she is authorized under the appropriate trust documents to enter into this Agreement and by such person’s act such trust is bound hereto.

29.	MERGER: It is agreed that all understandings and agreements heretofore had between the Parties respecting the transactions contemplated by this Agreement are merged in this Agreement, which fully and completely expresses the agreement of the Parties. There are no representations, warranties, or agreements except as specifically and expressly set forth herein, in the exhibits annexed hereto, or to be set forth in the instruments or other documents delivered or to be delivered hereunder.

30.	AMENDMENT: This Agreement (including, without limitation, this Section) may only be amended by written amendment executed by Seller and Buyer.

31.	COUNTERPARTS/ELECTRONIC SIGNATURES: This Agreement, and any amendments hereto, may be signed in multiple counterparts by original signature or electronic signature (such as DocuSign, Adobe Sign, and signNow) which together shall constitute the complete Agreement. Except as set forth in Sections 2.G and 2.H above where original documents are required to be executed and delivered to Escrow Holder, this Agreement and/or the documents executed by the Parties in connection with this Agreement may also be delivered to the other Party by facsimile or electronic mail transmission (in .pdf or similar format) with the same force and effect as if an original executed counterpart "hard" copy of such document had been delivered by the delivering Party.

32.	CHOICE OF LAW: This Agreement shall be governed by the laws of the State of California.

33.	NO THIRD PARTY BENEFICIARY: This Agreement is between Buyer and Seller only and no third party is intended expressly or by implication to be benefited hereby.

34.	1031 EXCHANGE: Each Party agrees to cooperate with the other Party to the extent such Party is effecting or completing a tax-deferred exchange under Section 1031 of the Internal Revenue Code in connection with the transaction contemplated by this Agreement. Neither Party shall, however, be required to incur any additional liability, costs or expenses because of the 1031 exchange or be required to take title to any real property other than the Land and neither Party shall be required to agree to an extension of the Closing Date with regards to such 1031 exchange.

[SIGNATURES FOLLOW IMMEDIATELY ON NEXT PAGE]

IN WITNESS WHEREOF, Seller and Buyer have duly executed this Agreement as of the date written below.

“Seller”		“Buyer”

Limoneira Company,		LIMONEIRA LEWIS COMMUNITY BUILDERS, LLC,
a Delaware corporation		a Delaware limited liability company

By:	/s/ Mark Palamountain	By:	/s/John Goodman
Name: Mark Palamountain		Name: John Goodman
Title: Chief Financial Officer and Treasure		Title: Lewis Authorized Agent

Date: September 7, 2022		Date: September 7, 2022

By:	/s/ Mark Palamountain
Name:	Mark Palamountain
Title: Limoneira Authorized Agent

Date: September 7, 2022

List of Exhibits:

Addendum 1	Escrow General Provisions

Exhibit A-1	Map of Land
Exhibit A-2	Legal Description of Land
Exhibit B	Reserved
Exhibit C	Form of Deed
Exhibit D	Form of Bill of Sale
Exhibit E	Certification of Non-foreign Taxpayer Status
Exhibit F	Cal Form 593
Exhibit G	Memorandum of Agreement
Exhibit H	Quitclaim
Exhibit I	Appointment of Agent